Exhibit 99.1

January 5, 2012

Chrysler Group LLC Completes Final Performance Event; Fiat S.p.A. Ownership Rises to 58.5 Percent; Fuel-Efficient Dodge Dart to Be Revealed at NAIAS on Jan. 9

Auburn Hills, Mich., Jan. 5, 2012 - Chrysler Group LLC today announced that Fiat S.p.A.’s ownership interest in the Company has increased to 58.5 percent, from 53.5 percent (fully diluted), upon the Company’s achievement of the final of three performance-related milestones.

As provided in its June 10, 2009 Operating Agreement, Chrysler Group issued a letter to the U.S. Department of the Treasury stating that the Company has irrevocably committed to begin assembly of a vehicle with an unadjusted combined fuel economy of at least 40 mpg in commercial quantities in a production facility located in the United States. As a result, Fiat’s ownership interest increased automatically by 5 percent under the terms of the Operating Agreement.

The ownership interests of Chrysler Group’s members are now:

Fiat: 58.5 percent

UAW VEBA: 41.5 percent

In late December, Chrysler Group achieved the Fuel Economy Test, for an unadjusted combined rating of 40 mpg, with a pre-production version of the Dodge Dart, its new, state-of-the-art, four-door sedan.

With the 2013 Dodge Dart, Chrysler Group is redefining performance in the compact car segment and delivering world-class aerodynamics. With Alfa Romeo DNA and Dodge’s passion for performance at its core, the all-new 2013 Dodge Dart is a thoroughly modern and fuel-efficient vehicle that’s beautifully designed and crafted, agile and brings driving fun back to the segment. The all-new Dodge Dart will be made in the United States at Chrysler Group’s Belvidere Assembly Plant in Belvidere, Ill.

The Dodge Dart is scheduled to be unveiled at the North American International Auto Show in Detroit on Jan. 9.

This is the fifth time in the past year that Fiat has increased its ownership in Chrysler Group.

In June 2009, Fiat initially received a 20 percent stake in Chrysler Group in exchange for sharing intellectual property and other resources with the Company.

On Jan. 10, 2011, Fiat announced that its stake in the Company increased to 25 percent when Chrysler Group received the appropriate government approvals and committed to begin commercial production of the Fully Integrated Robotized Engine (FIRE) in its Dundee, Mich., facility.

On April 12, Fiat’s ownership in Chrysler Group increased to 30 percent as Chrysler Group achieved cumulative revenue of more than $1.5 billion attributable to Company sales made outside of Canada, Mexico and the United States and entered into distribution agreements in Brazil and Europe, as well as a technology-use agreement.

In connection with Chrysler Group refinancing and paying back its U.S. and Canadian government loans in full on May 24, six years early, Fiat exercised its call option to increase its ownership interest in Chrysler Group by an incremental 16 percent to 46 percent, on a fully diluted basis.

And on July 21, Fiat reported that it paid $500 million to purchase the U.S. Treasury’s remaining 6 percent (fully diluted) ownership interest in Chrysler Group and $125 million to purchase the Canadian governments’ remaining 1.5 percent (fully diluted) ownership interest, bringing its fully diluted ownership interest to 53.5 percent. In addition, Fiat paid $75 million to obtain assignment of the U.S. Treasury’s rights under the Equity Recapture Agreement.

With the submission of the letter to the U.S. Treasury, Fiat’s stake in Chrysler Group is now 58.5 percent.

For the Fiat S.p.A. news release at http://www.fiatspa.com/EN-US/MEDIA_CENTER/PRESS_RELEASE/Pages/home.aspx

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